Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Reports Record Quarterly Revenues in First Quarter of 2012

Product Segment Revenues Grew 14 Percent Year-over-year to $16.5 million, including 14

Percent BioGlue® Revenue Growth

Reiterates Full Year 2012 Revenue and EPS Guidance

ATLANTA, GA – (April 26, 2012) – CryoLife, Inc. (NYSE: CRY), a leading tissue processing and medical device company focused on cardiac and vascular surgery, announced today its results for the first quarter of 2012. Revenues for the first quarter of 2012 increased 7 percent to a record $32.3 million compared to $30.2 million for the first quarter of 2011.

Steven G. Anderson, president and chief executive officer, said, “We achieved solid financial results in the first quarter of 2012, driven by 14 percent year-over-year and 6 percent sequential sales growth in our product segment. As a result, gross margin improved to 66 percent, demonstrating the high margin potential of our growth oriented products including BioGlue, PerClot®, and revascularization technologies. We also made progress on our strategic initiatives to further expand the market opportunity for these products, including the significant U.S. opportunity for PerClot. We have resubmitted our PerClot IDE application to the FDA and expect to begin enrolling our pivotal clinical trial during the third quarter, positioning the Company for potential FDA approval and launch in 2014.”

Net income for the first quarter of 2012 was $1.0 million, or $0.04 per basic and fully diluted common share, compared to net income of $1.7 million, or $0.06 per basic and fully diluted common share, for the first quarter of 2011. Net income for the first quarter of 2012 included approximately $1.7 million in litigation expenses and an increase in reserves for lawsuits. Net income for the first quarter of 2011 included $371,000 in costs related to litigation expenses.

Product segment revenues were $16.5 million for the first quarter of 2012, up 14 percent from $14.4 million in the first quarter of 2011.

Surgical sealant and hemostat revenues, which consist primarily of sales of BioGlue and PerClot in 2012, were $14.3 million for the first quarter of 2012 compared to $14.4 million for the first quarter of 2011, a decrease of 1 percent. The decrease in surgical sealant and hemostat revenues was primarily due to the lack of HemoStase revenues in the first quarter of 2012, mostly offset by a 14 percent increase in BioGlue revenues. The increase in BioGlue revenues was primarily attributable to shipments into Japan. The Company discontinued U.S. and international sales of HemoStase at the end of the first quarter of 2011 and began distributing PerClot in international markets in the fourth quarter of 2010.

Revascularization technologies revenues were $2.1 million for the first quarter of 2012 as a result of the Company’s acquisition of Cardiogenesis in May 2011.

Preservation services revenues were $15.7 million for both of the first quarters of 2012 and 2011. Cardiac preservation services revenues increased for the first quarter of 2012 due to an increase in shipments of cardiac tissues and an increase in average preservation service fees. Vascular preservation service revenues decreased due to a decrease in shipments of vascular tissues, and a decrease in average preservation service fees.

Total gross margins increased to 66 percent in the first quarter of 2012, up from 61 percent in the first quarter of 2011, driven by higher gross margins from the Company’s existing products, the acquisition of the Cardiogenesis product line, and the loss of lower margin HemoStase revenues. Preservation services gross margins were 46 percent and 41 percent for the first quarters of 2012 and 2011, respectively. Product gross margins were 85 percent and 83 percent for the first quarters of 2012 and 2011, respectively.

General, administrative, and marketing expenses for the first quarter of 2012 were $18.0 million compared to $14.3 million for the first quarter of 2011. General, administrative, and marketing expenses for the first quarter of 2012 increased compared to 2011 due to an increase in marketing expenses, including costs of the Company’s expanded sales staff and increases in spending on advertising, and an increase in litigation expenses offset by a decrease in business development expenses. General, administrative, and marketing expenses for the first quarter of 2012 included approximately $1.7 million in costs related to ongoing litigation and an increase in reserves for lawsuits.

Research and development expenses were $1.7 million and $1.8 million for the first quarters of 2012 and 2011, respectively. Research and development spending in the first quarter of 2012 was primarily focused on PerClot, BioFoam™ Surgical Matrix, and SynerGraft® tissues and products.

During the first quarter of 2012, the Company purchased 282,000 shares of the Company’s common stock at an average price of $5.24, resulting in aggregate purchases of $1.5 million.

As of March 31, 2012, the Company had $26.5 million in cash, cash equivalents, and restricted securities, compared to $27.0 million at December 31, 2011. Of this $26.5 million in cash, cash equivalents, and restricted securities, $1.1 million was received from the U.S. Department of Defense as advance funding for the development of BioFoam protein hydrogel technology, and $5.0 million was designated as restricted securities primarily due to a financial covenant requirement under the Company’s credit agreement. The Company’s net cash flows provided by operations were $1.8 million for the first quarter of 2012 and $3.9 million for the first quarter of 2011.

2012 Financial Guidance

The Company is reiterating its guidance for the full year of 2012. The Company expects total revenues for the full year of 2012 to be between $126.0 million and $129.0 million, which include revenues of approximately $500,000 related to the use of funds received from the U.S. Department of Defense in connection with the development of BioFoam. This represents annual total revenue growth of 5 percent to 8 percent. The Company expects tissue processing revenues to be flat for the full year of 2012 compared to 2011. Revenues from the Company’s higher margin product segment are expected to grow between 10 percent and 15 percent for the full year of 2012. This includes expectations for BioGlue and BioFoam revenues to increase in the low to mid-single digits on a percentage basis in 2012 compared to 2011, and PerClot revenues to be between $3.5 million and $4.5 million. The Company expects revenues from revascularization technologies to be between $10.5 million and $11.5 million in 2012. Research and development expenses are expected to be between $10.0 million and $12.0 million in 2012 as a result of the Company’s investments in its U.S. clinical trials for Perclot and BioFoam, along with its European pilot study for TMR with biologics. The Company expects earnings per share of between $0.14 and $0.18 in 2012, which includes the increased research and development expenses described above, along with increased legal expenses related to the Company’s ongoing litigation with Medafor. The Company’s earnings per share guidance excludes expenses related to business development and potential share repurchases, which cannot currently be estimated. The Company has estimated litigation expense conservatively on the high end of the anticipated range of between $5.0 million and $6.0 million, because litigation expenses are extremely variable and are not easily predicted.

The Company expects the effective income tax rate for 2012 to be in the mid thirty percent range.

The Company’s financial guidance for the full year of fiscal 2012 is subject to the risks described below in the last paragraph of this press release, prior to the financial tables.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m. A replay of the teleconference will be available from April 26 through May 3 and can be accessed by calling 877-660-6853 (toll free) or 201-612-7415. The account number for the replay is 244 and the conference number is 392509.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S., certain countries in Europa, and Canada. CryoLife’s CryoValve® SG pulmonary heart valve, processed using CryoLife’s proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves. CryoLife’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia. CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch. CryoLife’s BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels. BioGlue is also CE marked in the European Community for use in soft tissue repair and was recently approved in Japan for use in the repair of aortic dissections. Additional marketing approvals for BioGlue have been granted in several other countries throughout the world. CryoLife, through its subsidiary Cardiogenesis Corporation, specializes in the treatment of cardiovascular disease and the sale of devices that treat severe angina. Its market leading FDA-approved Holmium: YAG laser system and single use fiber-optic delivery systems are used to perform a surgical procedure known as Transmyocardial Revascularization (TMR). CryoLife distributes PerClot®, an absorbable powder hemostat, in the European Community. CryoLife’s BioFoam™ Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.

For additional information about CryoLife, visit CryoLife’s website, www.cryolife.com.

Statements made in this press release that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include those regarding the high margin potential of our growth oriented products including PerClot, BioGlue and TMR, the significant U.S. opportunity for PerClot, and our expectation that we will begin enrolling our pivotal clinical trial for PerClot during the third quarter, positioning the Company for potential FDA approval and launch in 2014. These statements also include our anticipated performance and expected effective income tax rate for the full year of fiscal 2012. These risks and uncertainties include that we will not experience growth from PerClot, BioGlue and TMR, and/or that margins may decrease for these products. The successful development of our products, particularly our newer products, is dependent on a number of factors beyond our control, including physician and patient acceptance. Competing products may be marketed or developed that reduce our market share, and in such instances, we may see revenue growth slow or even decline. BioGlue is a mature product in comparison to our other products and, as such, continued or accelerated revenue growth may be difficult to obtain for BioGlue. Margins may decrease if we are not able to efficiently produce and distribute our products, and factors beyond our control may impact the underlying cost for each product. Each of our products is subject to domestic and/or foreign regulation, and the success of our products is dependent on our ability to maintain current regulatory approvals and, in some instances, obtain new regulatory approvals. We will not be able to distribute PerClot domestically until we receive FDA approval, and management may decide to delay or cease our clinical or regulatory efforts with respect to PerClot at any time. Timing with respect to regulatory approvals is difficult to predict and we may experience delays due to factors beyond our control, which would prevent us from beginning PerClot distribution in the U.S. in a timely fashion, if at all. Even if PerClot receives FDA approval, the success of our U.S. sales efforts for PerClot will be based on certain factors that are beyond our control, including physician and patient acceptance and the introduction of competing products into the market. CryoLife has also inherited certain risks and uncertainties related to its 2011 acquisition of Cardiogenesis’ business. These risks and uncertainties include that CryoLife’s ability to maintain revenues and achieve growth in revenues from Cardiogenesis’ revascularization technology in the future is dependent upon physician awareness of this technology as a safe, efficacious, and appropriate treatment for their patients, we will continue to purchase some of Cardiogenesis’ key product components from single suppliers, and the loss of these suppliers could prevent or delay shipments of its products, delay clinical trials, or otherwise adversely affect our business, if Cardiogenesis’ independent contract manufacturers fail to timely deliver sufficient quantities of some of Cardiogenesis’ products and components, our Cardiogenesis operations may be harmed, Cardiogenesis’ contract manufacturers are at locations that may be at risk from earthquakes or other natural disasters, Cardiogenesis may have liability for actions that occurred prior to our acquisition of Cardiogenesis which could adversely affect us, and Cardiogenesis’ internal controls over financial reporting may not have been effective prior to the merger, which could impact the value of our investment in Cardiogenesis and potentially lead to lawsuits from former Cardiogenesis shareholders, which could have a significant and adverse effect on CryoLife. Cardiogenesis has been named as a defendant in a patent infringement lawsuit, and costly litigation may be necessary to protect or defend its intellectual property rights and an adverse judgment in this litigation could materially adversely impact our financial position, profitability or cash flows. These risks and uncertainties related to Cardiogenesis’ business that CryoLife has inherited also include the risk factors detailed in Cardiogenesis’ Securities and Exchange Commission filings, including its Form 10-K filing for the year ended December 31, 2010, and Cardiogenesis’ other SEC filings. Our anticipated performance and expected effective income tax rate for the full year of fiscal 2012 is subject to the general risks associated with our business, including that we are significantly dependent on our revenues from BioGlue and are subject to a variety of risks affecting this product, including that a German Patent Court has nullified our main BioGlue patent in Germany, and if the ruling is upheld on appeal, we would be prevented from suing to prevent third parties from infringing the main BioGlue patent in Germany, the continued introduction into the market of products that compete with BioGlue could have an irreversible adverse impact on our sales of BioGlue, our BioGlue patent expires in the U.S. in mid-2012 and in the rest of the world in mid-2013, we are currently involved in significant litigation with Medafor and that litigation cost has had, and is likely to continue to have, a material adverse impact on our profitability, our tissues and products allegedly have caused, and may in the future cause, injury to patients, and we have been, and may in the future be, exposed to tissue processing and product liability claims, including one currently outstanding product liability lawsuit, and additional regulatory scrutiny as a result, our investment in Medafor has been impaired due to Medafor’s termination of our exclusive distribution agreement with Medafor and our investment could be further impaired by risks associated with Medafor’s business or by Medafor’s actions, which could have a material adverse impact on our financial condition and profitability, Medafor has filed counter-claims against us with respect to our lawsuit against Medafor, and if Medafor is successful in its claims, our revenues and profitability may be materially, adversely impacted, we will not fully realize the benefit of our investment in our distribution and license and manufacturing agreements with Starch Medical, Inc. unless we are able to obtain FDA approval for PerClot in the U.S., which will require an additional commitment of funds, the FDA rejected our initial IDE application for PerClot and we are working to address its concerns, but there is no guarantee that we can do so on a timely or cost efficient basis, if at all, the receipt of impaired materials or supplies that do not meet our standards or the recall of materials or supplies by our vendors or suppliers could have a material adverse impact on our revenues, financial condition, profitability, and cash flows, our sales are impacted by challenging domestic and international economic conditions and their constraining effect on hospital budgets and demand for our tissues and products could decrease in the future, which could have a material adverse impact on our business, healthcare policy changes, including recent federal legislation to reform the U.S. healthcare system, may have a material adverse impact on us, the loss of any of our sole-source suppliers could have a material adverse impact on our revenues, financial condition, profitability, and cash flows, we may be unsuccessful in our efforts to market and sell PerClot in the U.S. and internationally, we may expand through acquisitions, or licenses of, or investments in, other companies or technologies, which may result in additional dilution to our stockholders and consume resources that may be necessary to sustain our business, we may not realize the anticipated benefits from acquisitions and we may find it difficult to integrate recent or potential future acquisitions of technology or business combinations, which could disrupt our business, dilute stockholder value, and adversely impact our operating results, we are subject to stringent domestic and foreign regulation which may impede the approval process of our tissues and products, hinder our development activities and manufacturing processes, and, in some cases, result in the recall or seizure of previously cleared or approved tissues and products, our HemoStase sales ceased in late March 2011, and we will not be able to participate in the hemostats market in the U.S. or other markets where we lack regulatory approval unless we can obtain FDA or other regulatory approval for PerClot, we may not be successful in obtaining necessary clinical results and regulatory approvals for services and products in development, and our new services and products may not achieve market acceptance, uncertainties related to patents and protection of proprietary technology may adversely impact the value of our intellectual property, intense competition may impact our ability to operate profitably, if we are not successful in expanding our business activities in international markets, we may be unable to increase our revenues, we are dependent on the availability of sufficient quantities of tissue from human donors, key growth strategies may not generate the anticipated benefits, investments in new technologies and acquisitions of products or distribution rights may not be successful, regulatory action outside of the U.S. has affected our business in the past and may affect our business in the future, consolidation in the healthcare industry could continue to result in demands for price concessions, limits on the use of our tissues and products, and limitations on our ability to sell to certain of our significant market segments, extensive government regulations may adversely impact our ability to develop and market services and products, the success of many of our tissues and products depends upon strong relationships with physicians, our existing insurance policies may not be sufficient to cover our actual claims liability, we may be unable to obtain adequate insurance at a reasonable cost, if at all, we are not insured against all potential losses, and natural disasters or other catastrophes could adversely impact our business, financial condition, and profitability, our credit facility, which expires in October of 2014, limits our ability to pursue significant acquisitions, our ability to borrow under our credit facility may be limited, continued fluctuation of foreign currencies relative to the U.S. dollar could materially adversely impact our business, rapid technological change could cause our services and products to become obsolete, our CryoValve SGPV post-clearance study may not provide expected results, our investment in ValveXchange, Inc. may become impaired, which could have a material adverse impact on our earnings, and we are dependent on our key personnel. Our expectations regarding earnings per share for 2012 include anticipated 2012 expenses for research and development and litigation. Actual 2012 expenses for research and development and litigation may vary significantly from our current expectations, based in part on factors beyond our control. In the event that research and development expenses and/or legal expenses are higher than expected, our actual 2012 earnings per share would be lower than projected. These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2011. CryoLife does not undertake to update its forward-looking statements.

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Revenues:
Preservation services	$15,659	$15,674
Products	16,454	14,429
Other	188	93

Total revenues	32,301	30,196

Cost of preservation services and products:
Preservation services	8,496	9,196
Products	2,513	2,496

Total cost of preservation services and products	11,009	11,692

Gross margin	21,292	18,504

Operating expenses:
General, administrative, and marketing	17,970	14,291
Research and development	1,693	1,766

Total operating expenses	19,663	16,057

Operating income	1,629	2,447

Interest expense	65	30
Interest income	(2)	(9)
Other income, net	(15)	(109)

Income before income taxes	1,581	2,535
Income tax expense	590	869

Net income	$991	$1,666

Income per common share:
Basic	$0.04	$0.06

Diluted	$0.04	$0.06

Weighted-average common shares outstanding:
Basic	27,180	27,385
Diluted	27,530	27,720

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Preservation services:
Cardiac tissue	$7,080	$6,534
Vascular tissue	8,579	9,140

Total preservation services	15,659	15,674

Products:
BioGlue and BioFoam	13,696	11,974
PerClot	644	660
HemoStase	—	1,795
Revascularization technologies	2,114	—

Total products	16,454	14,429

Other	188	93

Total revenues	$32,301	$30,196

Revenues:
U.S.	$25,287	$24,421
International	7,014	5,775

Total revenues	$32,301	$30,196

	March 31, 2012	December 31, 2011
	(Unaudited)
Cash, cash equivalents, and restricted securities	$26,464	$27,017
Receivables, net	18,208	17,505
Deferred preservation costs	29,215	29,039
Inventories	7,932	7,320
Investment in equity securities	6,248	6,248
Total assets	147,874	147,864
Shareholders’ equity	121,772	121,538